PROMISSORY NOTE



$300,000                             Effective as of June 1, 1995



     FOR VALUE RECEIVED, the undersigned, Good Times Restaurants Inc., a Nevada corporation ("Maker"), promises to pay to the order of Boulder Radiologists Inc. Pension Plan FBO Dubach ("Holder"), the principal sum of Three Hundred Thousand Dollars ($300,000), with interest on the outstanding principal balance, payable quarterly, at the rate of twelve percent (12%) per annum from the date hereof until paid in full. The principal of this Note shall be due and payable on May 31, 2000. Payment shall be made in lawful money of the United States of America at such address as Holder may reasonably request.
          This Note may be prepaid either in whole or in part at any time without premium or penalty and without the prior written consent of the Holder hereof.
          Upon default in the payment of any principal or interest when due under this Note continuing for fifteen (15) days after notice thereof to Maker, the entire principal balance of this Note and all accrued interest shall, at the option of Holder, be immediately due and payable. After maturity (whether by acceleration or otherwise), any unpaid amounts of principal and interest shall bear interest at the rate of eighteen percent (18%) per annum until paid.
     In the event of any reverse stock split of Maker's common stock, Holder, upon written notification to Maker, may accelerate this Note to be due and payable sixty (60) days after completion of such reverse stock split, provided, however, that Holder shall not have such right if Maker issues within such sixty-day period additional common stock purchase warrants to Holder so that Holder will own in the aggregate warrants to purchase 50,000 shares of Maker's common stock, all at the same exercise price, which price will have been adjusted as a result of the reverse stock split.
For example, if Maker completes a one for two reverse stock split which, under the terms of the Stock Purchase Warrant issued to Holder contemporaneously with this Note, the Stock Warrant Exercise Price of $1.40 would be increased to $2.80 and the number of shares to be issued pursuant to exercise of the Warrant would be reduced from 50,000 shares to 25,000 shares, then Maker will issue an additional Stock Purchase Warrant to Holder entitling Holder to purchase 25,000 shares of stock at a Warrant Exercise price of $2.80.
          Maker hereby waives presentment for payment, demand, notice of dishonor, protest and notice of protest. Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, Maker agrees to pay, in addition to the principal and interest due and payable hereof, all expenses of collection, including reasonable costs and attorneys' fees. Maker also agrees to pay all costs and expenses which Holder may incur by reason of any default by Maker hereunder, including, without limitation, reasonable attorneys' fees with respect to legal services relating to any such default and the determination of the rights and remedies of Holder as a result thereof.
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          This Note shall be governed by the laws of the State of
Colorado.
                              MAKER:

                              GOOD TIMES RESTAURANTS INC.,
                              a Nevada corporation



                              By: /s/ Thomas A. Gordon

                              Title: Chief Financial Officer